EXHIBIT 10.33

DARYL OTTE
Chief Executive Officer

January 5, 2010

Mr. James J. Cramer
c/o TheStreet.com, Inc.
14 Wall Street, 15th Floor
New York, New York  10005

Re:	Employment Agreement dated as of January 1, 2008 between TheStreet.com, Inc. (the “Company”) and James J. Cramer (“you,”“Cramer”), as amended (the “Employment Agreement”)

Dear Jim:

You and the Company each desire to further amend the Employment Agreement, and to agree on other matters, each as set forth herein.  In consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by each party, the parties hereby agrees as follows:

1.           Section 2(a)(iii) of the Employment Agreement is hereby amended and restated to read in its entirety as follows:

“(iii)           (a) For the period from January 1, 2010 through June 30, 2010, at a rate of One Million Five Hundred Sixty Thousand Dollars ($1,560,000) per annum; and (b) for the period from July 1, 2010 through December 31, 2010, at a rate of One Million Eight Hundred Seventy Two Thousand Dollars ($1,872,000) per annum.”

2.           Your annualized target bonus pursuant to Section 2(b) of the Employment Agreement in respect of fiscal year 2010 shall be One Million Two Hundred and Eighty-Seven Thousand Dollars ($1,287,000), subject to the proviso specified in Section 2(b) of the Employment Agreement.

3.           Promptly after execution of this letter agreement, the Company will award you Twenty-Two Thousand Two Hundred (22,200) Restricted Stock Units (RSUs)  (the “Award”) and the parties shall execute an agreement reflecting the Award as described herein (the “Award Agreement”).  The Award Agreement shall be in the same form as the letter agreement between you and the Company dated April 9, 2008 captioned “Agreement for Grant of Restricted Stock Units” (the “Prior Form”) except that (i) the reference to “300,000” in Section 1 of the Prior Form shall be replaced with a reference to “22,200” in the Award Agreement and (ii) the vesting table in the first sentence of Section 2 of the Prior Form shall be replaced in the Award Agreement with the following vesting table:

“Date                                           Number of Shares of Common Stock
________, 2011	7,400
________, 2012	7,400
________, 2013	7,400”

in which the underline shown above shall indicate the date of the Award Agreement (so that the Award shall vest as to 7,400 shares of Common Stock on each of the first three anniversaries of the date of the Award Agreement, subject to the terms and conditions of the Award Agreement).

4.           Except as may be expressly amended as set forth above, the Employment Agreement and other existing agreements between you and the Company shall remain unmodified and in full force and effect.

5.           This letter agreement sets forth the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, between the parties in connection therewith.  No modification to this letter agreement shall be binding unless in writing and signed by both parties.  This letter agreement may be executed in one or more counterparts, both of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  Signatures delivered via facsimile or electronically in PDF format shall be deemed originals for all purposes.

Please sign below to indicate your agreement with the foregoing, and return the original of this letter to me.

Sincerely,

THESTREET.COM, INC.

/s/ Daryl Otte
By:	Daryl Otte
Chief Executive Officer

AGREED AND ACCEPTED:

/s/ James Cramer
James J. Cramer